Exhibit 10.2

Arrangement with Chairman of the Board Regarding Expense Reimbursement

The Compensation Committee has approved a policy of reimbursing Gregg J. Powers for his legitimate and reasonable travel expenses incurred in connection with his service as Chairman, including costs associated with the use of a private jet, even to the extent such expenses do not otherwise qualify for reimbursement under the Company’s usual travel expense reimbursement policy (“Additional Travel Expenses”); provided that reimbursement of Additional Travel Expenses shall not exceed $70,000 annually.

Mr. Powers is not paid compensation or fees for his service as Chairman, other than the $70,000 annual cash fees payable to each member of the Company’s board of directors, and additional fees payable based on his service on board committees.